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                                                                       Exhibit 6

                            INVESTOR RIGHTS AGREEMENT

      INVESTOR RIGHTS AGREEMENT, dated as of June ______, 2001 (as hereafter amended, supplemented, or otherwise modified from time to time, this "Agreement"), between GRILL CONCEPTS, INC., a corporation organized and existing under the laws of the State of Delaware ("Issuer"); and STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., a corporation organized and existing under the laws of the State of Maryland ("Investor");

                              W I T N E S S E T H:

      WHEREAS, pursuant to the subscription agreement, dated as of May 16, 2001 (the "Subscription Agreement"), between Issuer and Investor, Issuer issued to Investor 666,667 shares (the "Shares") of common stock of Issuer, par value $0.00004 per share (the "Common Stock"), and warrants to purchase 666,667 shares of Common Stock (the "Initial Warrants");

      WHEREAS, pursuant to the development agreement, dated as of June____, 2001 (the "Development Agreement"), between Issuer and Investor, Issuer has agreed to issue to Investor additional warrants to purchase shares of Common Stock based on: (i) certain development thresholds (the "Development Warrants") and (ii) certain incentive thresholds (the "Incentive Warrants" and together with the Initial Warrants and the Development Warrants, the "Warrants"); and

      WHEREAS, it is a condition precedent to Investor's willingness to consummate the transactions contemplated by the Subscription Agreement and the Development Agreement that Issuer shall have executed and delivered this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

      SECTION 1. Certain Defined Terms. Capitalized terms used and not otherwise defined in the body hereof are used herein as defined in the Subscription Agreement.

      SECTION 2. Preemptive Rights. If at any time prior to the third anniversary of the date first above written, Issuer wishes to issue or otherwise Transfer additional Securities which, after giving effect to such Transfer, would constitute less than fifty percent (50%) of the Adjusted Diluted Shares (for purposes of this section, the "Proposed Transaction"), and as of the Issue Date (as defined below) Investor holds no less than 333,333 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like), Issuer shall give Investor and each transferee of Investor of not fewer than 100,000 shares of Common Stock or Securities convertible into orexercisable or exchangeable for not fewer than 100,000 shares of Common Stock (together with Investor, the "Rights Holders") written notice thereof (for purposes of this section, an "Offer Notice") not fewer than sixty days prior to the date (for purposes of this section, the "Issue Date") on which Issuer wishes to consummate the Proposed Transaction. The Offer Notice shall describe in reasonable detail: (iii) the voting powers, designations, preferences, and rights of, and qualifications, limitations, and restrictions with respect to, the Securities

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Issuer wishes to issue or otherwise Transfer; and (iv) the price per share, unit, or face amount, as the case may be, at which, and all other material terms and conditions (including the expected Issue Date) upon which, Issuer wishes to issue or otherwise Transfer such Securities. The Offer Notice shall constitute an offer by Issuer to each Rights Holder to issue and sell to such Rights Holder the number of shares or units or the face amount, as the case may be, of the Securities Issuer wishes to issue or otherwise Transfer (for purposes of this section, the "Offered Securities"), equal to the product of:
(A) the aggregate number of shares or units or the aggregate face amount, as the case may be, of Securities proposed to be issued in the Proposed Transaction; multiplied by (B) the quotient of: (1) the number of Fully-Diluted Shares held by such Rights Holder as of the date of the Offer Notice; divided by (2) the total number of Fully-Diluted Shares outstanding as of the date of the Offer Notice.

      (b) During the fifteen-day period immediately following its receipt of the Offer Notice (for purposes of this section, the "Notice Period"), each Rights Holder (and any successors or assigns thereof) may accept the offer made thereby, in whole or in part, by giving Issuer written notice of acceptance (for purposes of this section, an "Acceptance Notice"), which notice shall state the number of shares or units or the face amount, as the case may be, of Offered Securities with respect to which such Rights Holder accepts Issuer's offer. An Acceptance Notice shall constitute an irrevocable agreement by such Rights Holder to purchase the number of shares or units or the face amount, as the case may be, of Offered Securities with respect to which such notice was given, at the price and upon the other terms and subject to the conditions set forth in the Offer Notice. Notwithstanding the delivery of an Acceptance Notice by any Rights Holder, Issuer may revoke its offer pursuant to the corresponding Offer Notice at any time prior to consummation of the Proposed Transaction; provided that Issuer shall not thereafter: (i) issue or Transfer any of the Securities with respect to which it gave such Offer Notice unless it again complies with the requirements of Sections 2(a), (b), and (c); or (ii) deliver another Offer Notice for a period of ninety days after the effective date of such revocation. Immediately after expiration of the Notice Period, Issuer shall offer to Investor (or any successor thereto) any Offered Securities not subscribed for by any other Rights Holder, and the Notice Period shall be extended for a period of ten days after delivery of such offer in order for Investor (or any such successor) to amend its (or give an) Acceptance Notice with respect to such Offered Securities.

      (c) During the thirty-day period immediately following the expiration of the Notice Period (as it may be extended as provided above) (for purposes of this section, the "Closing Period"), Issuer and each accepting Rights Holder shall consummate the issuance, sale, and purchase of the Offered Securities with respect to which Issuer's offer was accepted. At the closing of such issuance, sale, and purchase: (i) Issuer shall deliver to each Rights Holder certificates evidencing the Offered Securities purchased thereby; and (ii) each Rights Holder shall deliver to Issuer the purchase price for the Offered Securities purchased thereby.

      (d) During the ninety-day period immediately following the expiration of the Closing Period, Issuer may issue or Transfer to any Third Party all of the Securities with respect to which it gave an Offer Notice and which were not otherwise timely purchased by the Rights Holders in accordance herewith, upon terms and subject to conditions no more favorable to such Third Party than the terms and conditions set forth in the Offer Notice. If the Proposed Transaction contemplated by such Offer Notice is not consummated within such ninety-day

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period, or Issuer proposes to consummate such transaction upon terms or subject to conditions less favorable to Issuer than those set forth in the Offer Notice, Issuer may not consummate such transaction unless it again complies with the requirements of Sections 2(a), (b), and (c).

      (e) During the three year period following the date hereof, Issuer shall not grant to any Person any rights to participate in any issuances or Transfers of additional Securities which rights are more favorable than the rights granted to the Rights Holders pursuant to this section.

      (f) Notwithstanding the provisions of Sections 2(a) through (e) of this section, no Rights Holder shall have the right to participate pursuant to this
Section 2 in issuances or other Transfers of any Securities: (i) issued or issuable on a pro rata basis to all holders of Securities then outstanding (based on such holders' respective ownership of such Securities); (ii) issued or issuable to any employee of Issuer pursuant to any employee equity incentive plan approved by the board of directors of Issuer; provided, however, that such exclusion shall only apply with respect to the issuance of Securities that do not exceed fifteen percent (15%) in the aggregate of the then total outstanding Securities on a fully-diluted basis; (iii) issued or issuable upon the exercise, conversion, or exchange of any options, warrants, or other convertible or exchangeable Securities; (iv) issued in connection with any merger, consolidation, combination, acquisition of securities, acquisition of any business or assets, or similar extraordinary transaction between Issuer and any Third Party approved by the board of directors of Issuer; provided that the board of directors of Issuer has determined that the consideration to be received by Issuer in connection with any such transaction is not less than the fair market value of the Securities to be issued in such transaction; or (v) issued to any other strategic partner approved by the board of directors of Issuer; provided that Issuer has obtained Investor's prior written consent to such issuance, which consent shall not be unreasonably withheld or delayed; provided further that not more than an incidental portion of such strategic partner's business is the ownership, management, or franchising of hotels.

      SECTION 3. Registration Rights. Request for Registration. On and after the first anniversary of the date first above written, Rights Holders (the "Initiating Holders") holding a majority of the then outstanding Registrable Securities (as defined below) may request in a written notice that Issuer file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Securities held by such Initiating Holders in the manner specified in such notice; provided that there must be included in such registration Registrable Securities with an anticipated aggregate offering price of not less than $250,000. Following receipt of any notice under this Section 3(a)(i), Issuer shall: give written notice of such request to all other Rights Holders within ten Business Days; and (B) use its best efforts to cause to be registered under the Securities Act all Registrable Securities that the Initiating Holders and such other Rights Holders have, within ten Business Days after Issuer has given such notice, requested be registered in accordance with the manner of disposition specified in such notice by the Initiating Holders. Without limiting the foregoing, at the request of the Initiating Holders, Issuer shall take all such actions (including, without limitation, filing and maintaining in effect a registration statement under the Securities Act) as are necessary, appropriate, or desirable in order to permit the Initiating Holders to dispose of Registrable Securities held thereby in an orderly and controlled manner (so as, among other things, to not unduly affect


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in the sole judgment of the Initiating Holders the market price of such
Registrable Securities) over such period of time as the Initiating Holders may deem appropriate pursuant to a publicly announced disposition program. For purposes of this Agreement: (A) "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document; and (B) "Registrable Securities" means: the Shares and the Common Stock or other Securities issued upon exercise of the Warrants; any other Common Stock hereafter acquired by Investor; any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option, or other convertible security which is issued as) a dividend or other distribution with respect to, in exchange for, or in replacement of, any Securities referred to in clause (1) or (2) of this definition; and (4) any Common Stock issued by way of a stock split of any Securities referred to in clause (1), (2), or (3) of this definition. For purposes of this Agreement, any Registrable Securities shall cease to be Registrable Securities when: (A) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement; (B) such Registrable Securities are sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned; or
(C) such Registrable Securities may be sold by the Rights Holder thereof pursuant to Rule 144(k) (or any similar provision then in force, but not Rule
144A) under the Securities Act without registration under the Securities Act.

      (ii) If the Initiating Holders intend to have the Registrable Securities distributed by means of an underwritten offering, Issuer shall include such information in the written notice referred to in Section 3(a)(i)(A). In such event, the right of any Rights Holder to include its Registrable Securities in such registration shall be conditioned upon such Rights Holder's participation in such underwritten offering and the inclusion of such Rights Holder's Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Rights Holder) to the extent provided below. All Rights Holders proposing to distribute Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by Issuer, which approval shall not be unreasonably withheld; provided that: (A) all of the representations and warranties by, and the other agreements on the part of, Issuer to and for the benefit of such underwriters shall also be made to and for the benefit of such Rights Holders; (B) any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Rights Holders; and (C) no Rights Holder shall be required to make any representations or warranties to or agreements with Issuer or the underwriters other than representations, warranties, or agreements regarding such Rights Holder, the Registrable Securities of such Rights Holder, and such Rights Holder's intended method of distribution, and any other representations required by law. If any Rights Holder disapproves of the terms of the underwriting, such Rights Holder may elect to withdraw all its Registrable Securities by written notice to Issuer, the managing underwriter, and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration.

      (iii) Notwithstanding anything to the contrary contained herein, Issuer shall not be required to effect a registration pursuant to this Section 3(a)

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during the period starting with the date of filing by Issuer of, and ending on a date ninety days following the effective date of, a registration statement pertaining to a public offering of securities for the account of Issuer or on behalf of the selling stockholders under any other registration rights agreement, which registration the Rights Holders have been entitled to join pursuant to Section 3(b); provided that Issuer shall actively employ in good faith all reasonable efforts to cause such registration statement filed pursuant to this Section 3(a) to become effective as soon as possible; provided further that Issuer may not delay any registration requested pursuant to this Section 3(a) more than once during any twelve-month period.

      (iv) Issuer shall not be obligated to effect and pay for more than two registrations pursuant to this Section 3(a); provided that a registration requested pursuant to this Section 3(a) shall not be deemed to have been effected for purposes of this Section 3(a) unless: (A) it has been declared effective by the Commission; (B) it has remained effective for the period set forth in Section 3(d)(i); (C) Rights Holders included in such registration have not withdrawn sufficient shares from such registration such that the remaining holders requesting registration would not have been able to request registration under the provisions of Section 3(a)(i); and (D) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction, or other order or requirement of the Commission (other than any such stop order, injunction, or other requirement of the Commission prompted by any act or omission of any Rights Holders).

      (b) Incidental Registration. Subject to Section 3(g), if at any time Issuer determines to file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to Issuer's existing stockholders) on any form that would also permit the registration of the Registrable Securities and such filing is to be on its behalf and/or on behalf of selling holders of its Securities for the general registration of Common Stock to be sold for cash, Issuer shall each such time promptly give each Rights Holder written notice of such determination setting forth the date on which Issuer proposes to file such registration statement, which date shall be no earlier than thirty days from the date of such notice, and advising each Rights Holder of its right to have Registrable Securities included in such registration. Upon the written request of any Rights Holder received by Issuer no later than twenty days after the date of Issuer's notice, Issuer shall use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Rights Holder has so requested to be registered. If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of Issuer), the total amount of such securities to be so registered, including such Registrable Securities, will exceed the maximum amount of Issuer's securities which can be marketed: (i) at a price reasonably related to the then current market value of such securities; or (ii) without otherwise materially and adversely affecting the entire offering; then Issuer shall be entitled to reduce the number of shares of Registrable Securities to not less than one-third of the total number of shares in such offering; provided that in any such case the number of shares of Securities to be registered on behalf of all other selling stockholders is reduced on a pro rata basis based on the aggregate number of Securities owned by each selling stockholder at the time of filing the registration statement. Such reduction shall be allocated among all such Rights Holders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Rights Holder at the time of filing the registration statement.

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      (c) Registration on Form S-3. If at any time on or after the first anniversary of the date first above written: (A) Rights Holders holding a majority of the then outstanding Registrable Securities request in writing that Issuer file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting Rights Holders, the reasonably anticipated aggregate price to the public of which would exceed $250,000; and (B) Issuer is a registrant entitled to use Form S-3 or any successor thereto to register such shares; then Issuer shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Securities specified in such request. Whenever Issuer is required by this Section 3(c) to use its best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Sections 3(a)(ii) and (iii) (including, without limitation, the requirement that Issuer notify all Rights Holders from whom a request has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration mutatis mutandis.

      (d) Obligations of Issuer. Whenever required under Section 3(a) or (c) to use its best efforts to effect the registration of any Registrable Securities, the Issuer shall, as expeditiously as possible:

            (i) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby determined as provided hereafter;

            (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

            (iii) furnish to the Rights Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request;

            (iv) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such securities and other (i.e., blue sky) laws of such jurisdictions within the United States of America and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the registration statement; provided, however, that Issuer shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this Section 3(d)(iv) be obligated to do so; and provided further that Issuer shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Rights Holder submit any shares of its Registrable Securities to the terms, provisions, and restrictions of any escrow, lockup, or similar agreement for consent to sell Registrable Securities in such jurisdiction unless such Rights Holder

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      agrees to do so;

            (v) promptly notify each Rights Holder for whom such Registrable Securities is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Rights Holder promptly prepare and furnish to such Rights Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

            (vi) furnish, at the request of any Rights Holder requesting registration of Registrable Securities pursuant to Section 3(a) or (c), if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective: (A) a signed opinion, dated such date, of the independent legal counsel (which counsel shall be reasonably acceptable to a majority in interest of the Rights Holders) representing Issuer for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities is not being sold through underwriters, then to the Rights Holders making such request, as to such matters as such underwriters or the Rights Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (B) letters dated such date and the date the offering is priced from the independent certified public accountants of Issuer, addressed to the underwriters, if any, and if such Registrable Securities is not being sold through underwriters, then to the Rights Holders making such request and, if such accountants refuse to deliver such letters to such Rights Holders, then to Issuer: (1) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Issuer included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act; and (2) covering such other financial matters (including information as to the period ending not more than five Business Days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Rights Holders holding a majority of the Registrable Securities included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

            (vii) enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in

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      order to expedite or facilitate the disposition of the Registrable
      Securities to be so included in the registration statement;

            (viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than fifteen months after the effective date of the registration statement, an earnings statement covering the period of at least twelve months beginning with the first full month after the effective date of such registration statement, which earnings statements shall satisfy the provisions of
      Section 11(a) of the Securities Act; and

            (ix) use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed.

For purposes of Section 3(d)(i) and (ii) the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby and six months after the effective date thereof.

            (e) Rights Holder Information. It shall be a condition precedent to the obligations of Issuer to take any action pursuant hereto that the Rights Holders shall furnish to Issuer such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as Issuer may reasonably request and as shall be required in connection with the action to be taken by Issuer.

            (f) Expenses of Registration. All expenses incurred in connection with each registration pursuant to Sections 3(a), (b), and (c), excluding underwriters' discounts and commissions, but including, without limitation, all registration, filing, and qualification fees; word processing, duplicating, printers', and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance); fees of the National Association of Securities Dealers, Inc. or listing fees; messenger and delivery expenses; all fees and expenses of complying with state securities or blue sky laws; and the reasonable fees and disbursements of counsel for Issuer; shall be paid by Issuer. The Rights Holders shall bear and pay the fees and disbursements of their respective counsel and underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings, and qualifications made pursuant hereto.

            (g) Underwriting Requirements. In connection with any underwritten offering, Issuer shall not be required under Section 3(b) to include shares of Registrable Securities in such underwritten offering unless the Rights Holders of such shares of Registrable Securities accept the terms of the underwriting of such offering that have been reasonably agreed upon between Issuer and the underwriters selected by Issuer.

            (h) Rule 144 and Rule 144A Information. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration: (i) at all times after ninety days after any registration statement covering a public offering of securities of Issuer under the Securities Act has become effective, Issuer shall: (A) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; (B) file with the Commission in a timely manner all reports and other documents required of Issuer under the Securities Act and the Exchange Act; and (C) furnish to each Rights Holder of Registrable Securities forthwith upon request a written statement by Issuer as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Issuer, and such other reports and documents so filed by Issuer as such Rights Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Rights Holder to sell any Registrable Securities without registration; and (ii) at all times during which the Issuer is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, it will provide, upon the written request of any holder of Shares, Warrants, or Registrable Securities, in written form (as promptly as practicable and in any event within fifteen business days), to any prospective buyer of such stock designated by such holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act.

            (i) Indemnification. In the event any Registrable Securities is included in a registration statement hereunder:

                  (i) Issuer shall indemnify and hold harmless each Rights
            Holder, such Rights Holder's directors and officers, each person who participates in the offering of such Registrable Securities, including underwriters (as defined in the Securities Act), and each person, if any, who controls such Rights Holder or participating person within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Rights Holder, such Rights Holder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Issuer (which consent shall not be unreasonably withheld); provided, further, that Issuer shall not be liable to any Rights Holder, such Rights Holder's directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Rights Holder, such Rights Holder's directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Rights Holder, such Rights Holder's directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Rights Holder.

                  (ii) Each Rights Holder requesting or joining in a
            registration severally and not jointly shall indemnify and hold harmless Issuer, each of its directors and officers, each person, if any, who controls Issuer within the meaning of the Securities Act, and each agent and any underwriter for Issuer (within the meaning of the Securities Act) against any losses, claims, damages, or liabilities, joint or several, to which Issuer or any such director, officer, controlling person, agent, or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Rights Holder expressly for use in connection with such registration; and each such Rights Holder shall reimburse any legal or other expenses reasonably incurred by Issuer or any such director, officer, controlling person, agent, or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 3(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of such Rights Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of each Rights Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability, or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Rights Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Rights Holder from the sale of Registrable Securities covered by such registration statement.

                  (iii) Promptly after receipt by an indemnified party under this Section 3(i) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 3(i), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3(i), but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3(i).

                  (iv) To the extent any indemnification by an indemnifying
            party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3(i)(iv) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (j) Lockup. Each Rights Holder shall, in connection with any registration of Issuer's securities, upon the request of Issuer or the underwriters managing any underwritten offering of Issuer's securities, agree in writing not to effect any sale, disposition, or distribution of any Registrable Securities (other than that included in the registration) without the prior written consent of Issuer or such underwriters, as the case may be, for such period of time not to exceed ninety days from the effective date of such registration as Issuer or the underwriters may specify; provided, however, that all executive officers and directors of Issuer and all of the significant stockholders of Issuer also have agreed not to effect any sale, disposition, or distribution of any Securities held thereby pursuant to any registration rights granted by Issuer, under the circumstances and pursuant to the terms set forth in this Section 3(j).

            (k) Assignment of Registration Rights. Each Rights Holder may assign its registration rights (and, in connection therewith, shall delegate its related obligations) hereunder with respect to any Registrable Securities to any transferee of such Registrable Securities; provided that: (i) the transferring Rights Holder shall promptly give Issuer written notice of such assignment stating the name and address of the assignee and identifying the Securities with respect to which the registration rights hereunder were assigned; (ii) such assignee agrees in writing to be bound as a Rights Holder by the provisions of this Section 3; and (iii) immediately following such assignment the further disposition of such Securities by such assignee is restricted under the Securities Act. Except as set forth in this Section 3(k), no transfer of Registrable Securities shall cause such Registrable Securities to lose such status.

            (l) Limits on Other Registration Rights. From and after the date hereof, Issuer shall not, without the prior written consent of the Rights Holders holding a majority of the then outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any Securities which agreement would allow such holder or prospective holder:
      (i) for a period of two years from the date hereof, to include such Securities in any registration filed pursuant to Section 3(a) or (c), unless, under the terms of such agreement, such holder or prospective holder may include such Securities in any such registration only to the extent that the inclusion of such Securities would not reduce the amount of the Registrable Securities included in such registration; or (ii) to make a demand registration which could result in such registration statement being declared effective prior to the ninetieth day after the one year anniversary of the date hereof; and no Person currently has any such rights pursuant to the certificate of incorporation (including any certificate of designations thereto) of Issuer or any effective contract to which Issuer is a party or otherwise, other than as expressly described in Section 5(x) of the Disclosure Schedule.

      SECTION 4. Information Rights. (a) Reporting Requirements. Issuer shall deliver to each Rights Holder: (i) as soon as available, and in any event within thirty days after the end of each month, copies of the balance sheet of Issuer as at, and the related statements of income, retained earnings, and changes in cash flow of Issuer for the preceding month, in each case, prepared in accordance with United States generally accepted accounting principles consistently applied, and certified by the chief executive officer and chief financial officer of Issuer; (ii) as soon as available, and in any event within forty-five days after the end of each of the first three quarters of each fiscal year, copies of the balance sheet of Issuer as at, and the related statements of income, retained earnings, and changes in cash flow of Issuer for the period commencing at the end of the previous fiscal year and ending at, the end of such quarter, in each case, prepared in accordance with United States generally accepted accounting principles consistently applied, and certified by the chief executive officer and chief financial officer of Issuer; (iii) as soon as available, and in any event within ninety days after the end of each fiscal year, copies of the audited balance sheet of Issuer as at the end of, and the related audited statements of income, retained earnings, stockholders' equity, and changes in financial position of Issuer for, such fiscal year, in each case, prepared in accordance with United States generally accepted accounting principles consistently applied, together with all related notes and schedules thereto and accompanied by the report thereon of the independent public accountants of Issuer; (iv) as soon as available, and in any event within thirty days prior to the end of each fiscal year, copies of the annual business plan and the budget for the next fiscal year, and, as soon as prepared, any other budgets, revised budgets or business plans prepared by Issuer, in each case certified by the highest ranking executive officer of Issuer; (v) promptly after any report, notice, or other document is filed by Issuer with, or received by Issuer from, any Governmental Authority, copies of such report, notice, or other document, which report, notice or document relates to a matter that could reasonably be expected to have a Material Adverse Effect; and (vi) promptly after any request therefor, such other information with respect to Issuer's business, operations, assets, properties, condition, and goodwill, financial or otherwise, as any Rights Holder may from time to time reasonably request.

      (b) Books and Records. Issuer shall maintain at its principal place of business in the United States of America true and complete records and ledgers and other books of account prepared in accordance with United States generally accepted accounting principles consistently applied and complying in all respects with all applicable Laws.

      (c) Access to Information. Upon reasonable notice, Issuer shall afford each Rights Holder and their respective Representatives reasonable access, during normal business hours, to the executive officers of Issuer, and to the offices, properties, and other facilities, and the books and records of Issuer (and, upon any Rights Holder's request, provide to such Rights Holder copies of such books and records).

      SECTION 5. Compliance With Laws, Etc. Issuer shall, and shall cause each Subsidiary thereof to, comply in all material respects with all applicable Laws and Governmental Orders.

      SECTION 6. Miscellaneous. The terms and provisions set forth in Sections 16 and 17 of the Subscription Agreement are incorporated in this Agreement by reference and made a part hereof mutatis mutandis.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement as of the date first written above.

                   GRILL CONCEPTS, INC.

                   By:
                     ----------------------------
                     Name:
                     Title:

                   STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

                   By:
                     --------------------------------------
                     Name:
                     Title: